Exhibit 10.9

FORM OF CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated as of the ____ day of __________, 2008, is made by and among FIRST CLOVER LEAF FINANCIAL CORP., a Maryland corporation (“Holding Company”), FIRST CLOVER LEAF BANK, FSB, a federal savings bank (the “Bank”), and BART J. SOLON, an individual with a principal residence in the State of Illinois (“Consultant”).

Recitals

A.          Holding Company has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated April 30, 2008, by and among Holding Company and Partners Financial Holdings, Inc. (“Partners”) pursuant to which it is contemplated that Partners will be acquired by Holding Company.  Concurrently, Partners Bank (“Partners Bank”) will be merged into Bank.

B.           It is a condition to Partners’ obligations under the Merger Agreement that Holding Company cause the delivery of this Agreement to Partners.

C.           Consultant served as President and Chief Executive Officer of Partners and Partners Bank prior to the Merger.

D.           Holding Company desires to have Consultant’s experience, expertise, services and advice available to it and the Bank further desires to retain Consultant’s services to assist in the transition of ownership and management following the merger of Partners Bank into Bank by retaining Consultant as a consultant for the term described in Section 1, subject to the terms and conditions of this Agreement, and Consultant desires to serve Holding Company and Bank in such capacity.

E.           As described in Sections 7 and 8 below, Holding Company desires that Consultant avoid other business activities that may create a conflict, or the appearance of a conflict between his role as a consultant to Holding Company and Bank and such other activities, and Consultant desires to avoid creating a conflict or the appearance of such a conflict.

F.           Holding Company and Consultant desire to set forth the terms of their agreement concerning Consultant consulting services for Holding Company and Bank and the restrictions of Consultant.

Agreement

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises herein contained the receipt and sufficiency of which are hereby acknowledged, and as an inducement material for Holding Company and Partners to engage in the Merger the parties hereto agree as follows:

1.           Engagement as Consultant.  Subject to the terms and conditions set forth herein, effective as of the effective time (“Effective Time”) of the merger of Partners Bank into Bank, the Bank hereby engages Consultant as a consultant and advisor of the Bank to assist in the transition of ownership and management of the Bank following the Merger and Consultant hereby accepts such engagement as a consultant and advisor of the Bank.  The term of this Agreement shall commence on the Effective Time and shall continue for a term of 18 months (the “Consulting Period”).

2.           Duties of Consultant.

(a)           Consultant’s duties as a consultant hereunder shall be to furnish to the Bank, on a regular basis not to exceed 30 hours per week during regular business hours, subject to the terms hereof, such advisory and consulting services in connection with the business of the Bank as may from time to time be requested by the Chief Executive Officer of the Bank after the Effective Time.  The intent hereof is to make the benefit of Consultant’s experience, abilities and knowledge available to the Bank during the Consulting Period in order to assist the transition of borrowing and depository relationships of Partners Bank to the Bank.

(b)           Consultant shall make himself available, as an independent contractor, to render such services on a reasonable basis.  The Parties anticipate that Consultant shall perform Consultant’s services on site at the Bank’s facilities.  The Bank shall provide reasonable office space, general office supplies and such reasonable administrative staff support as requested by Consultant.  During the term of consultancy, Consultant shall be reimbursed for all reasonable and necessary expenses incurred by him in discharging his obligations hereunder, including but not limited to travel and entertainment expenses and access to any athletic tickets possessed by the Bank; provided such expenses are timely submitted and documented, in accordance with the expense reimbursement policy of the Bank.  Any additional or unusual expenses or materials needed by Consultant in connection with the performance of services hereunder shall be provided by the Bank but only if approved in writing in advance by the Bank.

3.           Independent Contractor Status.  It is hereby acknowledged and understood that Consultant shall be an independent contractor. Nothing contained in this Agreement shall be construed so as to create an employment relationship between Consultant and Bank.  Consultant will not be eligible for any pension, bonus, vacation pay, sick pay, or other fringe benefits that Bank may provide to its employees.  All responsibility for the withholding of funds for social security taxes, federal and state income taxes, or any other tax with respect to Consultant’s services hereunder shall be the sole and absolute obligation of Consultant.

4.           Consulting Fee.  In consideration of the consulting services to be rendered by Consultant throughout the Consulting Period, the Bank shall pay to Consultant an annual rate of $175,000, paid monthly at such times as the Bank shall determine.  By virtue of Consultant’s status as an independent contractor, all payments hereunder shall be made without any withholding for federal income tax purposes and on an annual basis the Bank shall deliver an IRS Form 1099 to Consultant.

5.           Bonus.  In consideration of retention of borrowing and depository relationships of Partners Bank as well as the generation of new and additional business for the Bank during the

Consulting Period, the Bank shall pay bonuses upon such terms and subject to meeting such goals as set forth in Appendix A, attached hereto and made a part hereof by this reference.

6.           Termination for disability or death.

(a)  The Bank or Consultant may terminate this Agreement after having established Consultant's Disability.  For purposes of this Agreement, "Disability" means a physical or mental infirmity that impairs Consultant's ability to substantially perform his duties under this Agreement and that impairs Consultant's ability to substantially perform his duties under this Agreement for a period of ninety (90) consecutive days).  The Board of the Bank shall determine in good faith, based upon competent medical advice and other factors that they reasonably believe to be relevant, whether or not Consultant is and continues to be disabled for purposes of this Agreement.  As a condition to any benefits, the Board may require Consultant to submit to such physical or mental evaluations and tests as it deems reasonably appropriate, at the Bank's expense.

(b)  In the event of such Disability, Consultant's obligation to perform services under this Agreement will terminate.  In the event of such termination, Consultant shall receive his Consulting Fee, as defined in Section 4, at the rate in effect on the Date of Termination for a period of three (3) months following the Date of Termination by reason of Disability.

(c)  In the event of Consultant's death during the term of this Agreement, this Agreement shall terminate.

7.           Covenant of Confidentiality.

(a)  Consultant acknowledges that, in and as a result of Consultant’s engagement hereunder, Consultant will be making use of, acquire knowledge of and/or add to confidential or proprietary information relating to the Bank and its affiliates, including, without limitation, the Bank’s lists of customers and accounts, systems, procedures, policies, manuals, advertising, marketing plans, marketing strategies, trade secrets, business plans, financial data, strategies, methods of conducting business, price lists, formulas, processes, procedures, standards, know-how, manuals, techniques, technology, confidential reports, and all other information, knowledge, or data of any kind or nature relating to the products, services, or business of the Bank or any subsidiary, parent or other affiliate of the Bank (collectively, “Confidential Information”), provided further that the term Confidential Information in this Agreement shall be interpreted coextensively with, and not broader than, the term “trade secret” as defined in Section 2(d) of the Illinois Trade Secrets Act and coextensively with the confidential obligations of bank employees and directors under federal banking regulations.  Consultant covenants and agrees that Consultant shall not, at any time during or following the term of Consultant’s engagement by the Bank, directly or indirectly, except in furtherance of the Bank’s business and in accordance with the Bank’s policies, use, disseminate, divulge or disclose, for any purpose whatsoever, any Confidential Information.

(b)           Upon termination of Consultant’s engagement by the Bank, whether such termination was by Consultant or the Bank, all documents, records, notebooks, and similar repositories of or documents containing any Confidential Information with respect to Holding Company, Bank, Partners or Partners Bank, including all existing copies or extractions thereof, then in Consultant’s possession or in Consultant’s control, whether prepared by Consultant or others, shall be the sole property of the Bank.  Upon termination, all documents, records, notebooks, and similar repositories of or documents containing any Confidential Information, including all existing copies, extractions thereof or renderings created therefrom, shall be promptly returned to the Bank and all duplications retained by Consultant in paper or electronic form shall immediately be destroyed.

8.           Restrictive Covenant.  Through Consultant’s engagement by the Bank, Consultant will acquire additional and intimate knowledge about the customers, financial data, price, and business negotiations and business techniques of the Bank, as they may now exist or as they may be developed in the future. Consultant acknowledges and agrees that pursuant to this Agreement Consultant may perform services for firms, corporations, and other associations and business enterprises and individuals, families, and trusts which Consultant may solicit as clients and customers of the Bank (“Customers”), and in so doing, has and will utilize the Bank’s ideas, techniques and expertise in establishing an even greater rapport with such customers.

In order to avoid the inadvertent disclosure of the Bank’s confidential matters, and as consideration for all of the benefits provided to Consultant hereunder and in further consideration of the Merger Consideration received by Consultant pursuant to the Merger Agreement, Consultant hereby covenants and agrees that:

(a)           Noncompetition.

(i)           During Consultant’s Consulting Period with the Bank and for a period of two (2) years after the termination of Consultant’s engagement by the Bank (the “Period”), whether such termination is by the Bank or by the Consultant or is for any or no reason, Consultant agrees that Consultant will not directly or indirectly (whether as an owner, operator, employee, officer, director, manager, consultant, agent, independent contractor, or otherwise) participate in the ownership, management, financing, operation or control of, or be employed by any bank, savings and loan, credit union, or other financial institution or provide banking, lending, credit, or other services similar to those performed by the Bank as of the Effective Time (the “Restricted Business”) within any city, town or county of the State of Illinois in which Bank has an office or has filed an application for regulatory approval to establish an office, throughout the terms of this Agreement (the “Restricted Area”).

(ii)         The constraint set forth above in Section 5(a)(i) shall not prevent Consultant from making passive investments, not to exceed 5% of the total equity ownership, in any publicly traded enterprise engaged in the Restricted Business within the Restricted Area, as measured by the date of investment by Consultant.

(b)           Nonsolicitation.  Consultant agrees that during the Period, Consultant shall not:

(i)           Directly or indirectly (A) solicit for employment or attempt to hire any individual then employed by Bank or any of the affiliated or related entities, subsidiaries, holding companies, or otherwise of the Bank (the “Bank Related Entities”) or any former employee employed by the Bank or Bank Related Entities during the one-year period after such former employee has voluntarily terminated his or her employment with the Bank or any of the Bank Related Entities, or (B) encourage any employee of the Bank or any of the Bank Related Entities to terminate his or her employment with the Bank or such Bank Related Entity for any reason; or

(ii)          Directly or indirectly (A) solicit any Customer, client or entity having a business relationship with the Bank or any affiliate or subsidiary of the Bank, which is a prospect of the Bank or any affiliate or subsidiary of the Bank that has had contact with the Bank or any affiliate or subsidiary of the Bank during the Consulting Period, or which Consultant has actively pursued on behalf of the Bank or any affiliate or subsidiary of the Bank, or (B) contact any such Customer, client or prospect for the purpose of encouraging such Customer, client or prospect to terminate its business relationship with the Bank or any affiliate or subsidiary of the Bank.

9.           Reasonableness of Restrictions.

(a)           Consultant has carefully read and considered the provisions of Sections 7 and 8 hereof and, having done so, agrees that the restrictions set forth therein (including, but not limited to, the time period of restriction and the geographical areas of restriction set forth in Section 8 hereof) are fair and reasonable and are reasonably required for the protection of the interests of the Bank.

(b)           Consultant represents that Consultant’s experience, capabilities, and personal assets are such that this Agreement does not deprive Consultant from either earning a livelihood in the unrestricted business activities which remain open to Consultant or from otherwise adequately and appropriately supporting Consultant and Consultant’s family.

(c)           In the event that any of the provisions of Sections 7 and 8 shall be held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.  In the event that any provision of Section 8 relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.

10.         Delegation of Duties and Assignment of Rights.

(a)         Consultant may not delegate the performance of any of Consultant’s obligations or duties hereunder, or assign any rights hereunder. Any such purported delegation or assignment shall be void.  The Bank may assign all of its rights and obligations under this Agreement in writing, without prior notice to or consent of Consultant, to a person or entity acquiring the principal assets used or useful in the operation of the Bank’s business or portion thereof for which Consultant is involved or stock of the Bank or otherwise gained control thereof.  Such assignment shall not be effective until such time as the Bank provides written notice to Consultant of the assignment.

(b)         In the event of an assignment by the Bank, each reference in this Agreement to the Bank shall include the assignee from and after the date of such assignment.  In the event the assignment occurs after a Change in Control (as hereinafter defined) of the Bank, this Agreement shall remain in full force and effect; provided, however, the Restricted Area shall remain as defined immediately prior to the Change in Control.  The term Change in Control shall have the meaning as set forth in the Bank Holding Company Act of 1956, as amended, and in the regulations promulgated thereunder.

11.         Governing Law.  The construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Illinois.

12.         Severability.  The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.

13.         Notices.  Any notice required to be given hereunder shall be sufficient and deemed given when in writing, and sent by certified or registered mail, return receipt requested, first-class postage prepaid, or by courier service, to the parties hereto at the addresses set forth on the signature page hereto.

14.         Remedies.  Consultant acknowledges and agrees that a breach by Consultant of the provisions of this Agreement will cause the Bank irreparable injury and damage.  Consultant, therefore, expressly agrees that the Bank shall be entitled to injunctive and other equitable relief to prevent a breach of this Agreement, or any part thereof by Consultant, or by Consultant’s partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with Consultant, and to secure its enforcement, in addition to any other remedy to which the Bank might be entitled.  Any and all of the Bank’s remedies for the breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any and all other remedies with respect to the subject matter hereof.

15.         Advice of Counsel.  Consultant acknowledges he has read this Agreement and any attached exhibits, understands their terms and signs the Agreement voluntarily of his own free will, without coercion or duress, and with full understanding of the significance and binding effect of the Agreement.  Consultant further acknowledges he has been advised by Holding Company that it is in his best interests to be represented by counsel with respect to the execution of this Agreement and to thoroughly discuss all aspects of this Agreement with his attorney.  Consultant has been represented by counsel of his own choosing in connection with the negotiation and execution of this Agreement.  The terms of this Agreement have been freely and equally negotiated between the parties hereto; and no term or provision hereof shall be construed against either party due to such party’s drafting of any such term or provision.

16.         Entire Agreement; Waiver. This Agreement contains the entire agreement and understanding by and between the Bank and Consultant with respect to the engagement of Consultant herein referred to, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. This Agreement supersedes any prior employment or consulting agreement or change in control agreement to which Consultant is a party, except that the Management Continuity Agreement shall remain in full force and effect, specifically including the restrictive covenants contained therein, which shall be in addition to and not in lieu of the restrictive covenants contained in this Agreement. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the party intended to be bound.  No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced.  No valid waiver of any provision of or breach of this Agreement at any time shall be deemed a waiver of any other provision or subsequent breach of this Agreement at such time or will be deemed a valid waiver of such provision or subsequent breach at any other time.

IN WITNESS WHEREOF, Holding Company, the Bank and Consultant have duly executed this Agreement as of the day and year first above written.

BANK:	CONSULTANT:

FIRST CLOVER LEAF BANK, FSB

By
Name:	Bart J. Solon
Title:

HOLDING COMPANY:

FIRST CLOVER LEAF FINANCIAL CORP.

By
Name:
Title:

Appendix A
Bart Solon Consulting Agreement
Bonus Arrangement

Bonus pool of $200,000

Any bonus will be paid at the end of the 18 month Consulting Agreement, and the date of termination of the agreement will be the “Measurement Date”

Calculation of Bonus Pool Payout: The amount of the payment from the bonus pool will be calculated as follows:

•
At the closing of the merger, the aggregate dollar amount (based on a three-month average) of the sum of Partners' gross loans receivable (exclusive of loan loss reserves and/or purchase accounting adjustments) plus deposits exclusive of purchase accounting adjustments will be the “Initial Measurement Amount”... at March 31, 2008, using a three month average, the Initial Measurement Amount would have been approximately $172.5 million consisting of gross loans of $90.2 million and deposits of $82.3 million

•
At the closing of the merger and during the term of the Consulting Agreement, all Partners’ loans and deposits (including new loan and deposit relationships brought to FCLF by Bart Solon and additional loans and deposits of Partners clients brought to FCLF by Bart Solon) and all new FCLF loans and deposits principally generated by Mr. Solon will be separately flagged in the FCLF systems and such information shall be made available to Mr. Solon

•
At the Measurement Date, the amount of the bonus pool payment will be based on the ratio of the aggregate dollar amount of the flagged loans and deposits (based on a three-month average), determined in the same manner as at the closing of the merger, in comparison to the aggregate Initial Measurement Amount as follows:

o	100% or greater	$200,000 (full bonus pool payout)
o	80% or less	no payout
o	80.1% to 99.9%	bonus paid out proportionally

•
In the event of a Change in Control (as defined in the Consulting Agreement), Mr. Solon shall receive any bonus payment that would be payable to him based on the above schedule assuming, for purposes of a determining any potential bonus payment upon a Change in Control only, that the effective date of such Change in Control is the Measurement Date.

•
If, after 12 months, the Consulting Agreement is terminated pursuant to Section 6(a) or Section 6(b) thereof due to the disability of Mr. Solon, Mr. Solon shall be entitled to the greater of (i) half of any bonus payment that would be payable to him based on the above schedule assuming, for purposes of determining any potential bonus payment upon disability only, that the date of disability is the Measurement Date, such one-half bonus payment to be reduced by (x) the amount of the consulting fees incurred in the 90-day period after such disability as contemplated by Section 6(a) of the Consulting Agreement and (y) the amount of any payment Mr. Solon would be entitled to receive pursuant to Section 6(b) of the Consulting Agreement; or (ii) such consulting fees and payment as Mr. Solon would be entitled to receive pursuant to Sections 6(a) and 6(b) of the Consulting Agreement.

•
If, after 12 months, the Consulting Agreement is terminated pursuant to Section 6(c) thereof due to the death of Mr. Solon, Mr. Solon’s estate shall be entitled to half of any bonus payment that would be payable to him based on the above schedule assuming, for purposes of determining any potential bonus payment upon death only, that the date of death is the Measurement Date.

Payment of Additional Bonus: If the ratio of the aggregate dollar amount of the flagged loans and deposits exceeds the Initial Measurement Amount, then Mr. Solon will be eligible for an additional bonus payout as determined by the FCLF Board of Directors in the same manner as FCLF lending and business development staff